Exhibit 99.1

ARIAD Presents Preclinical Data on Deforolimus and Bicalutamide in Androgen-Independent Prostate Cancer

Phase 2 clinical trial evaluating the same combination now underway in prostate cancer patients

CAMBRIDGE, Mass.--(BUSINESS WIRE)--October 23, 2008--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today presented preclinical data on the investigational mTOR inhibitor, deforolimus, alone or in combination with the anti-androgen agent, bicalutamide, in models of prostate cancer. This investigational study shows that the combination inhibits the growth of prostate cancer cell lines in various model systems. The data were presented at the EORTC-NCI-AACR (ENA) symposium on “Molecular Targets and Cancer Therapeutics” held in Geneva, Switzerland this week and provide the scientific rationale for an ongoing Phase 2 clinical trial examining the same combination in patients with advanced prostate cancer.

Preclinical studies showed that the combination of deforolimus and bicalutamide had anti-tumor activity in an established prostate cancer model. Together, these agents were also found to inhibit the mTOR and androgen receptor signaling pathways in prostate cancer cells. Prostate specific antigen (PSA) levels are controlled by the androgen receptor pathway and may be used as an indicator of prostate tumor cell proliferation. In this study, PSA levels decreased following treatment with deforolimus and bicalutamide.

“These results provide support for the study of deforolimus in combination with bicalutamide in patients with advanced prostate cancer,” stated Timothy Clackson, Ph.D., senior vice president and chief scientific officer of ARIAD. “Based partly on these data, we are working with our partner, Merck & Co., Inc., to advance the ongoing Phase 2 clinical trial that tests this combination in prostate cancer patients.”

In this preclinical study, deforolimus alone was shown to inhibit proliferation of multiple prostate cancer cell lines. Deforolimus is a potent inhibitor of mTOR, a master switch that regulates cell growth and division. Communication between mTOR and the androgen receptor pathway has been implicated in progression of prostate cancer from androgen-dependence to androgen-independence. Consistent with this hypothesis, the combination of deforolimus and bicalutamide blocked the growth of prostate cancer cells in both cell culture and mouse models.

“Androgen-deprivation, or hormone therapy in prostate cancer patients, is often successful initially, but most patients see their cancer progress, highlighting the need for alternative or combination therapies,” added Clackson. “The apparent role of the mTOR pathway in this progression provides a strong, scientific rationale for the combination of deforolimus and bicalutamide, validated by our new preclinical data.”

Other Data Presented

In addition to this preclinical study, ARIAD also presented data from its Phase 1 clinical trial evaluating the pharmacodynamic profile of oral deforolimus when administered in multiple dosing schedules. These data supported the dosing regimen being evaluated in the Phase 3 SUCCEED clinical trial of deforolimus in patients with metastatic soft-tissue and bone sarcomas. Additionally, data on the molecular profiling of blood cells from a Phase 1b study of deforolimus in patients with advanced solid tumors were presented at the meeting.

About Deforolimus

ARIAD's lead product candidate, deforolimus, is a novel rapamycin analog that specifically and potently inhibits mTOR, a downstream activator of the PI3K/Akt and nutrient sensing pathways. The mTOR protein acts as a "master switch" in cancer cells. Blocking mTOR creates a starvation-like effect in cancer cells by interfering with cell growth, division, metabolism, and angiogenesis. Multiple Phase 1 and 2 clinical trials of deforolimus in solid tumors and hematologic cancers have completed patient enrollment. The global Phase 3 SUCCEED trial of oral deforolimus in metastatic soft-tissue and bone sarcomas is based on a Special Protocol Assessment agreed upon by the U.S. Food and Drug Administration. ARIAD has a global partnership with Merck & Co., Inc. to develop and commercialize deforolimus, an investigational mTOR inhibitor, in patients with cancer.

About ARIAD

ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules. ARIAD is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. ARIAD has a global partnership with Merck & Co., Inc. to develop and commercialize deforolimus, ARIAD's lead cancer product candidate, which is in Phase 3 clinical development. ARIAD's second oncology product candidate, oral AP24534, is a novel multi-targeted kinase inhibitor in Phase 1 clinical development in hematological cancers. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-κB treatment methods, and the discovery and development of drugs to regulate NF-κB cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the web at http://www.ariad.com.

This press release contains “forward-looking statements.” Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, the costs associated with our research, development, manufacturing and other activities, the conduct and results of pre-clinical and clinical studies of our product candidates, difficulties or delays in obtaining regulatory approvals to market products resulting from our development efforts, our reliance on our strategic partners and licensees and other key parties for the successful development, manufacturing and commercialization of products, the adequacy of our capital resources and the availability of additional funding, patent protection and third-party intellectual property claims relating to our and any partner's product candidates, the timing, scope, cost and outcome of legal and patent office proceedings concerning our NF-κB patent portfolio, the merger of the Company with its former subsidiary, ARIAD Gene Therapeutics, Inc., future capital needs, risks related to key employees, markets, economic conditions, prices, reimbursement rates and competition, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

CONTACT:
ARIAD Pharmaceuticals, Inc.
Maria E. Cantor, 617-621-2208